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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE             COMPANY CONTACT:           Paul A. Miller
                                                             (978)  725-7555

                                 LSB CORPORATION
                           FIRST QUARTER RESULTS 2004

NORTH ANDOVER, MA, -- (BUSINESS WIRE) - April 16, 2004 - LSB Corporation, (the "Corporation" or the "Company") (NASDAQ-LSBX), today announced results for the first quarter ended March 31, 2004. Press releases and SEC filings can be viewed on the internet at our website www.LawrenceSavings.com/press-main.asp or www.LawrenceSavings.com/stockholder-info.asp, respectively.

The Corporation reported net income of $786,000 or $0.18 diluted earnings per share for the first quarter of 2004. This amount compares to net income of $550,000 or $0.13 diluted earnings per share for the same period of 2003. Net income for the quarter ended March 31, 2004 increased 43% primarily attributable to a rise in net interest income of $160,000, non-interest income increasing by $42,000 and a reduction in non-interest expenses of $184,000.

Net interest income for the quarter ended March 31, 2004, increased $160,000 compared to the same period in 2003. Net interest income increased by 4.9% to $3,423,000 for the first quarter 2004 compared to $3,263,000 in 2003. Interest income during the first quarter of 2004 experienced an overall decrease due to a lower interest rate environment on interest earning assets and lower average balances of loans offset by higher average balances of investment securities as compared to 2003. Interest expense was affected by lower interest rates on deposits and borrowed funds, combined with a shift in the mix for deposits and borrowed funds to lower interest rate products. As a result, the net interest margin decreased slightly in 2004 to 3.02% from 3.15% in 2003.

The increase in non-interest income of $42,000 for the first quarter of 2004 from $280,000 in the same quarter of 2003 was primarily due to an increase in loan fee income to $20,000 in 2004 compared to loan fee loss of $130,000 in 2003. The increase in loan fees for the first quarter of 2004 can be attributed to a reduction in provisions for losses on mortgage servicing rights ("MSR") to $19,000 in 2004 compared to $229,000 in the first quarter of 2003. The reason for higher provisions for losses on MSR in 2003 is due to higher than normal prepayment speeds used in the fair value calculation of MSR experienced by the Company in 2003 compared to 2004. Deposit account fees increased in 2004 to $202,000 versus $163,000 in 2003 due to an increase in NOW account fees of $32,000 attributable to a new product the Company offered in 2004 not offered until December 2003. Partially offsetting these increases was a decrease in gains on sales of mortgage loans declining to $11,000 from $149,000 in the first quarter of 2004 and 2003, respectively, due to a reduction in loan sales by $5,490,000.

Non-interest expenses were $2,488,000 in the first quarter of 2004 compared to $2,672,000 for the same quarter of 2003. This decrease in the first quarter of 2004 is primarily due to a
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reduction in professional fees to $115,000 from $201,000 in the first quarter of
2003 resulting from lower legal and consulting expenses. Salaries and employee benefits declined to $1,622,000 in 2004 from $1,651,000 in 2003 due to a lower headcount. Other expenses totaled $349,000 in the first quarter of 2004 down from $413,000 in 2003's first quarter. Other expenses decreased due in part to $100,000 of legal expenses which were reimbursed as part of an insurance claim recovery in the amount of $197,000. Offsetting this decrease were increases in other operating expenses, marketing and customer servicing expenses totaling $36,000 in the aggregate.

The Corporation continues to look for quality assets and seeks to maintain a low level of risk assets and to grow the loan portfolio profitably. This is evident by the low level of delinquencies and non-performing loans as of March 31, 2004 and December 31, 2003. Non-performing loans totaled $106,000 and zero at March 31, 2004 and December 31, 2003, respectively. The Company made no provision for loan losses in 2004 and 2003. The coverage of the allowance for loan losses to total loans has decreased to 1.93% at March 31, 2004 from 2.00% at December 31, 2003 attributable to higher loan balances.

Total assets increased to $482,029,000 at March 31, 2004 up from $466,108,000 at December 31, 2003. The increase in asset size at March 31, 2004 from December 31, 2003 is mainly attributable to an increase of $7,087,000 in loans and $7,556,000 in investment securities and Federal funds sold, respectively. The funding for these assets came from an increase in deposits of $8,346,000 and borrowed funds of $7,459,000 since December 31, 2003.

Total deposits at March 31, 2004 were $280,886,000 up from $272,540,000 at December 31, 2003. The change from December 31, 2003 is due primarily to increases in money market investment accounts, demand deposit accounts and savings accounts. The mix of deposits has changed from higher interest bearing deposits to lower interest bearing accounts during the first quarter of 2004.

At March 31, 2004, the Company's stockholder's equity was $55,629,000 as compared to $55,002,000 at December 31, 2003. The increase during 2004 occurred due to net income of $786,000, the exercise of stock options of $300,000 and an increase in market values on securities available for sale (net of taxes) by $94,000. The declaration of dividends to shareholders decreased stockholders' equity by $553,000. The Corporation's leverage ratio was 11.52% and 12.11% at March 31, 2004 and December 31, 2003, respectively. The Corporation exceeds all regulatory minimum capital ratio requirements as defined by the Federal Reserve Bank as of and for all periods presented. The Bank exceeds all regulatory minimum capital ratio requirements as defined by the FDIC as of and for all periods presented.

Lawrence Savings Bank, the Company's wholly-owned subsidiary, is a Massachusetts chartered savings bank organized in 1868 and headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of downtown Boston. Lawrence Savings Bank operates 5 banking offices in Andover, Lawrence, Methuen, and North Andover. Go to www.LawrenceSavings.com for all your Internet Banking needs. Please visit it today.

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This press release may contain certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are not historical facts and include expressions of management's expectations at a specific point in time regarding future relationships, structures, opportunities and market conditions. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, disruptions in credit markets, changes in regional and local economic conditions, changes in the regulatory environment, and changes in the competitive environment in which the Company operates. As a result of such risks and uncertainties, the Company's actual results may differ materially from such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to publicly release revisions to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.



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                                 LSB CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET*
                      (In thousands, except per share data)

                                            March 31, 2004      December 31, 2003
                                            --------------      -----------------
Loans                                          $ 218,590                $ 211,503
Allowance for loan losses                         (4,218)                  (4,220)
Investments held to maturity                     190,290                  184,286
Investments available for sale                    46,015                   48,592
Federal Home Loan Bank Stock                       6,892                    6,593
Federal funds sold                                 5,018                      889
Other assets                                      19,442                   18,465
                                               ---------                ---------
Total assets                                   $ 482,029                $ 466,108
                                               =========                =========
Deposits                                       $ 280,886                $ 272,540
Borrowed funds                                   140,811                  133,352
Other liabilities                                  4,703                    5,214
Stockholders' equity                              55,629                   55,002
                                               ---------                ---------
Total liabilities and stockholders' equity     $ 482,029                $ 466,108
                                               =========                =========
Book value per share                           $   12.96                $   12.99
                                               ---------                ---------


                    CONDENSED CONSOLIDATED INCOME STATEMENT*
                        (In thousands, except share data)


                                                March 31, 2004           March 31, 2003
                                                --------------           --------------
Interest income                                 $    5,442                 $    5,662
Interest expense                                     2,019                      2,399
                                                ----------                 ----------
Net interest income                                  3,423                      3,263
Provision for loan losses                               --                         --
                                                ----------                 ----------
Net interest income after provision
   for loan losses                                   3,423                      3,263
Non-interest income                                    322                        280
Non-interest expense                                 2,488                      2,672
                                                                           ----------
Net income before income taxes                       1,257                        871
Income tax expense                                     471                        321
                                                ----------                 ----------
Net income                                      $      786                 $      550
                                                ==========                 ==========
Basic earnings per share                        $     0.18                 $     0.13
Diluted earnings per share                      $     0.18                 $     0.13
                                                ==========                 ==========
Average shares outstanding                       4,263,637                  4,214,363
Average diluted shares outstanding               4,455,979                  4,357,883
                                                ==========                 ==========

                          SELECT FINANCIAL INFORMATION*
                             (Dollars in thousands)

                                                             March 31, 2004       March 31, 2003
                                                             --------------       --------------
Select financial ratios:
  Return on average assets                                       0.67%                     0.51%
  Return on average stockholders' equity                         5.74%                     4.18%




                                                             March 31, 2004       December 31, 2003
                                                             --------------       -----------------
Capital ratios:
  Shareholders' equity to total assets ratio                    11.54%                    11.80%
Risk-based ratio

   Leverage ratio                                               11.52%                    12.11%
   Total capital ratio                                          19.81%                    20.50%

Asset quality ratios:
   Allowance for loan losses to loans                            1.93%                     2.00%
   Risk assets to total assets                                   0.02%                     0.00%
Risk assets:
   Non-performing loans                                       $   106                       $--
   Other real estate owned                                         --                         2
                                                              -------                   -------
Total risk assets                                             $   106                   $     2
                                                              =======                   =======




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